Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces CFO Transition

IRVINE, Calif. May 1, 2020 -- Impac Mortgage Holdings, Inc. (NYSE American: IMH) (the “Company” or “Impac”) announced today that Paul Licon, the Company’s current Chief Accounting Officer / Controller has assumed the position of Chief Financial Officer as part of a planned transition. Mr. Licon, 39, became a Certified Public Accountant in 2008 and has been with Impac since April 2016. Prior to that, he served as a Senior Manager and as a Principal with the accounting firms KPMG and Squar Milner, respectively. Mr. Licon holds a Bachelor of Science degree from the University of Southern California—Marshall School of Business.

Mr. George A. Mangiaracina, Impac’s Chairman and CEO stated, “We are pleased to announce that Paul Licon will be formally taking on the role of Chief Financial Officer after years of dedicated service and carrying various roles within the organization, including serving as Chief Accounting Officer and Controller. The Company began transitioning these responsibilities to Mr. Licon when he was appointed Chief Accounting Officer on May 1, 2019. We value the contributions of our loyal and skilled employees to help guide us through these unprecedented times.”

Chief Financial Officer Brian Kuelbs has stepped down effective April 30, 2020, in advance of the May 14, 2020 expiration of his contract term, to pursue other professional opportunities.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and real estate solutions that address the challenges of today’s economic environment. Impac’s operations include mortgage lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, Chief Administrative Officer at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com or www.impaccompanies.com